Exhibit 10.3

DIGITAL SOLUTIONS FOR INTERVENTIONAL MEDICINE

May 22, 2008

Lou Ruggiero

1880 E. Morten Avenue # 136

Phoenix, AZ 85020

Dear Lou:

I am pleased to extend you an offer to join Stereotaxis as Senior Vice President and Chief Sales Officer North America. This letter outlines the terms of your employment offer and is based on a June 1, 2008 start date.

This position will be designated as an officer of the Company and be based in Phoenix, AZ. You will not be required to relocate for this position. The Company will provide an office and all necessary equipment at its Phoenix facility. In addition, you will be provided an Executive Administrative Assistant based in St. Louis.

Your annualized base salary will be $300,000 payable semi-monthly. In addition, you will be eligible for a total bonus opportunity of 50% of your annual salary. This bonus opportunity will be divided into two plans (see both attached documents). The first will be based on North American business metrics including net new order dollars entered into backlog (Niobe and Odyssey), total revenue, gross margins, and control of fixed expenses. It will represent an uncapped opportunity of 30% of your annual base and will be paid on a quarterly basis. You will also be eligible to participate in the Corporate Bonus Plan with a bonus potential of up to 20% of your base salary based on the Company achieving specific corporate objectives. The Corporate Bonus is paid on an annual basis. Both bonus opportunities will be prorated for 2008.

You will also receive a $75,000 net signing bonus (grossed-up) payable upon hire. The payment will be processed in your first paycheck in accordance with the Company’s regular payroll schedule. This bonus will be subject to recovery should you voluntarily resign within one year of employment.

In addition to the above compensation, you will also receive a monthly car allowance of $1,200.

I will recommend that the Board of Directors grant you options to purchase up to 200,000 shares of the Company’s stock. These options will vest 25% after the first year and then monthly thereafter at the rate of 2.0833% per month such that all rights are available by the end of 4 years from the date of grant. The options will be treated as Incentive Stock Options to the extent allowed under the IRS Code. All shares shall be subject to the other terms and conditions set forth in the Company’s stock option plan and the Incentive Stock Option Agreement (see attached agreement). Such grant is subject to the final approval of the Board of Directors. The Compensation Committee of the Board of Directors is scheduled to approve your grant at its May 28, 2008 meeting.

Along with this initial grant, you will be eligible for annual equity grants starting in 2009. You will receive an additional 40,000 options in February 2009 if you meet your 2008 North American business metric goals. Any awards beyond 2009 will be based on Company guidelines for your position and your performance. All grants are subject to Board approval.

You shall be entitled to the standard benefits (see attached benefit summary) made available by the Company from time to time including medical and dental insurance for you and your family (subject to employee contributions) and paid time off for vacation and sick time (PTO) of fifteen days per year accumulated at a rate of 1.25 days per month. You will have the option of participating in our medical plan effective June 1, 2008 or the Company will pay the cost of your COBRA payment of $750 per month through December 31, 2008 at which time you will begin participation in our medical plan if you so choose.

Stereotaxis, Inc — 4320 Forest Park Avenue — Suite 100 — St. Louis, MO — 63108 — (314) 678-6100 — (314) 678-6110 Fax

Stereotaxis is an “at-will” employer, which means that you or Stereotaxis may terminate your employment at any time, with or without cause and without notice. You will be required to execute the Company’s standard At-Will-Employment Agreement and Confidentiality and Non-compete Agreement, which includes provisions relating to arbitration of employment disputes. If you are terminated for other than cause you will receive a guarantee of 6 months salary continuation equal to your monthly base salary. If a change of control occurs or you relocate to St. Louis at the request of the Company and you are terminated for other than cause, you will receive a guarantee of 12 months salary continuation equal to your monthly base salary. Any period of salary continuation will include a continuation of employee benefits as well.

By signing this letter, you agree that you are not a party to any employment agreement, non-compete agreement or confidentiality agreement that might be inconsistent with your agreement with Stereotaxis. You must also furnish us with proof that you are authorized to work in the US.

Stereotaxis also approves and authorizes you the option to serve as an equity holder and compensated Advisor to the Board of Directors and CEO of BioVigilant Systems, Inc. on a part-time basis with the understanding that such relationship will not interfere with Stereotaxis work or responsibilities. This advisory role will end no later than December 31, 2008. Stereotaxis acknowledges that no conflict of interest exists.

Lou, we welcome you to Stereotaxis and are enthusiastic about working with you to build our company. This letter contains all terms and conditions of the Company’s offer of employment to you and any previous discussions, understandings or agreements are superseded by this letter. This offer is contingent upon your completion of the Company’s standard employment application and the Company’s satisfactory completion of its checks on your background. If the foregoing terms are acceptable, please indicate your agreement by signing this letter in the space provided below at your earliest convenience but not later than May 26, 2008.

Sincerely,

/s/ Mike Kaminski
President and COO

ACCEPTED and AGREED this 2nd day of June of 2008.

My starting date will be the     th day of             , 2008.

/s/ Lou Ruggiero
Lou Ruggiero

AT-WILL EMPLOYMENT AGREEMENT

It is understood and agreed that the employment by Stereotaxis, Inc., a Delaware corporation (the “Company” or “Stereotaxis”), of the employee named below (“Employee”) shall be subject to the terms and conditions of this At-Will Agreement (“Agreement”).

1.	Position; Base Salary; Incentive Compensation.

Employee shall serve as Senior Vice President and Chief Sales Officer, North America or in such other capacity or capacities as Stereotaxis may from time to time direct. Employee shall report to Mike Kaminski, President and COO or such other person as the Company may from time to time direct. Employee’s supervisor shall schedule employee’s hours of work and Employee’s position with the Company is Exempt.

Employee shall be paid according to the terms of his offer letter, or as provided in the future by Employer from time to time in writing. Such payments shall be subject to applicable withholdings and deductions.

2.	Vacation and Sick Leave Benefits.

Company-paid vacation and sick leave will be governed by the Employee Handbook.

3.	Company Benefits.

While employed by the Company, Employee shall be entitled to receive the benefits of employment as the Company may offer from time to time. Employee agrees that as a condition of Employee’s employment by the Company that Employee will be bound and subject to the terms and conditions of the Company’s Employee Handbook. The Employee Handbook may be revised from time to time at the sole discretion of the Company with or without prior notice.

4.	Attention to Duties; Conflict of Interest.

While employed by the Company, Employee shall devote Employee’s full business time, energy and abilities exclusively to the business and interests of Stereotaxis, and shall perform all duties and services in a faithful and diligent manner and to the best of Employee’s abilities. Employee shall not, without the Company’s prior written consent, render to others, services of any kind for compensation, or engage in any other business activity that would materially interfere with the performance of Employee’s duties under this Agreement. Employee represents that Employee has no other outstanding commitments inconsistent with any of the terms of this Agreement or the services to be rendered to Stereotaxis. While employed by the Company, Employee shall not, directly or indirectly, whether as a partner, employee, creditor, shareholder, or otherwise, promote, participate or engage in any activity or other business competitive with the Company’s business. Employee shall not invest in any company or business, which competes in any manner with the Company, except that Employee may invest in companies whose securities are listed on the national securities exchanges, provided such investment amounts to less than one (1) per cent of the outstanding equity of the company.

5.	Proprietary Information and Non-competition.

Employee agrees to be bound by the terms of the Confidentiality and Noncompete Agreement attached as Exhibit A and incorporated by this reference (“Confidentiality and Noncompete Agreement”), and by the rules of confidentiality and prohibitions against competition promulgated by Stereotaxis from time to time.

6.	At-Will Employer.

The Company is an “at-will” employer. This means that the Company may terminate Employee’s employment at any time, with or without cause, and that Employee may terminate Employee’s employment at any time, with our without cause. Stereotaxis makes no promise that Employee’s employment will continue for a set period of time, nor is there any promise that it will be terminated only under particular circumstances. No raise or bonus, if any, shall alter Employee’s status as an “at-will” employee or create any implied contract of employment. Discussion of possible or potential benefits in future years is not an express or implied promise of continued employment. No manager, supervisor or officer of Stereotaxis has the authority to change Employee’s status as an “at-will” employee. The “at-will” nature of the employment relationship with Employee can only be altered by a written agreement signed by each member of the Board of Directors of Stereotaxis. No position within Stereotaxis is considered permanent.

7.	Binding Arbitration.

Any dispute, claim or controversy with respect to Employee’s termination of employment with the Company (whether the termination of employment is voluntary or involuntary), and any dispute, claim or controversy with respect to incidents or events leading to such termination or the method or manner of such termination, and any question of arbitrability hereunder, shall be settled exclusively by arbitration.

Employee and Stereotaxis each waive their constitutional rights to have such matters determined by a jury. Instead of a jury trial, Stereotaxis and Employee shall choose an arbitrator. Arbitration is preferred because, among other reasons, it is quicker, less expensive and less formal than litigation in court. The provisions governing arbitration shall be described in detail in Stereotaxis’s Employee Handbook.

The arbitrator shall not have the authority to alter, amend, modify, add to or eliminate any condition or provision of this Agreement, including, but not limited to, the “at-will” nature of the employment relationship. The arbitration shall be held in St. Louis, Missouri. The award of the arbitrator shall be final and binding on the parties. Judgment upon the arbitrator’s award may be entered in any court, state or federal, having jurisdiction over the parties. If a written request for arbitration is not made within one (1) year of the date of the alleged wrong or violation, all remedies regarding such alleged wrong or violation shall be waived.

Should any court determine that any provision(s) of this Agreement to arbitrate is void or invalid, the parties specifically intend every other provision of this Agreement to arbitrate to remain enforceable and intact. The parties explicitly and definitely prefer arbitration to recourse to the courts, for the reasons described above, and have prescribed arbitration as their sole and exclusive method of dispute resolution.

8.	No Inconsistent Obligations.

Employee represents that Employee is not aware of any obligations, legal or otherwise, inconsistent with the terms of this Agreement or Employee’s undertakings under this Agreement.

9.	Miscellaneous.

Stereotaxis may assign this Agreement and Employee’s employment to an affiliated entity to which the operations it currently manages are transferred.

No promises or changes in Employee’s status as an employee of the Company or any of the terms and conditions of this Agreement can be made unless they are made in writing and approved by the Board of Directors of Stereotaxis. This Agreement and the terms and conditions described in it cannot be changed orally or by any conduct of either Employee or Stereotaxis or any course of dealings between Employee, or another person and Stereotaxis.

Unless otherwise agreed upon in writing by the parties, Employee, after termination of any employment, shall not seek nor accept employment with the Company in the future and the Company is entitled to reject without cause any application for employment with the Company made by Employee, and not hire Employee. Employee agrees that Employee shall have no cause of action against the Company arising out of any such rejection.

This agreement and performance under it, and any suits or special proceedings brought under it, shall be construed in accordance with the laws of the United States of America and the State of Missouri and any arbitration, mediation or other proceeding arising hereunder shall be filed and adjudicated in St. Louis, Missouri.

If any term or condition, or any part of a term or condition, of this Agreement shall prove to be invalid, void or illegal, it shall in no way affect, impair or invalidate any of the other terms or conditions of this Agreement, which shall remain in full force and effect.

The failure of either party to enforce any provision of this Agreement shall not be construed as a waiver of or acquiescence in or to such provision.

The Parties to this Agreement represent and acknowledge that in executing this Agreement they do not rely and have not relied upon any representation or statement made by the other party or the other party’s agents, attorneys or representatives regarding the subject matter, basis, or effect of this Agreement or otherwise, other than those specifically stated in this written Agreement. This Agreement shall be interpreted in accordance with the plain meaning of its terms and not strictly for or against any party. This Agreement shall be construed as if each party was its author and each party hereby adopts the language of this Agreement as if it were his, her or its own. The captions to this Agreement and its sections, subsections, tables and exhibits are inserted only for convenience and shall not be construed as part of this Agreement or as a limitation on or broadening of the scope of this Agreement or any section, subsection, table or exhibit.

Employee and Stereotaxis have executed this Agreement and agree to enter into and be bound by the provisions hereof as of 6/5/08.

THIS CONTRACT CONTAINS A BINDING ARBITRATION PROVISION WHICH MAY BE ENFORCED BY THE PARTIES.

Stereotaxis, Inc.

By:	/s/ David Giffin
Name:	David Giffin
Title:	Vice President, Human Resources

Employee

Name:	Lou Ruggiero

Signature:	/s/ Lou Ruggiero

EXHIBIT A

CONFIDENTIALITY AND NONCOMPETE AGREEMENT

This Confidentiality and Noncompete Agreement (“Agreement”) is made and entered into this 2nd day of June, 2008, by and between Stereotaxis, Inc., a Delaware corporation (“Company”), and Lou Ruggiero, (“Employee”).

WHEREAS, Company is engaged in, among other things, the business of research, development, marketing and selling of medical devices and equipment. The Company is headquartered and its principal place of business is located in St. Louis, Missouri;

WHEREAS, Company has expended a great deal of time, money and effort to develop and maintain its proprietary Confidential and Trade Secret Information (as defined herein) which provides it with a significant competitive advantage;

WHEREAS, the success of Company depends to a substantial extent upon the protection of its Confidential and Trade Secret Information and customer goodwill by all of its employees;

WHEREAS, Employee desires to be employed, or to continue to be employed, by Company to provide managerial, administrative, technical and/or sales services for Company; to be eligible for opportunities for advancement within Company and/or compensation increases which otherwise would not be available to Employee; and to be given access to Confidential and Trade Secret Information of Company which is necessary for Employee to perform his or her job, but which Company would not make available to Employee but for Employee’s signing and agreeing to abide by the terms of this Agreement as a condition of Employee’s employment and continued employment with Company. Employee recognizes and acknowledges that Employee’s position with Company has provided and/or will continue to provide Employee with access to Company’s Confidential and Trade Secret Information;

WHEREAS, Company compensates its employees to, among other things, develop and preserve goodwill with its customers on Company’s behalf and business information for Company’s ownership and use;

WHEREAS, If Employee were to leave Company, Company, in all fairness, would need certain protections in order to prevent competitors of Company from gaining an unfair competitive advantage over Company and/or diverting goodwill from Company, and to prevent misuse or misappropriation by Employee of the Confidential and Trade Secret Information;

WHEREAS, Company desires to obtain the benefit of the services of Employee and Employee is willing to render such services on the terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the compensation and other benefits of Employee’s employment by Company and the recitals, mutual covenants and agreements hereinafter set forth, Employee and Company agrees as follows:

1.	Employment Services.

1.1	Employee agrees that throughout Employee’s employment with Company, Employee will (i) faithfully render such services as may be delegated to Employee by Company, (ii) devote Employee’s entire business time, good faith, best efforts, ability, skill and attention to Company’s business, and (iii) follow and act in accordance with all of Company’s rules, policies and procedures of Company, including, but not limited to, working hours, sales and promotion policies and specific Company rules.

1.2	“Company” means Stereotaxis, Inc. or one of its subsidiaries; whichever is Employee’s employer. The “Subsidiary” means any corporation, joint venture or other business organization in which Stereotaxis, Inc. now or hereafter, directly or indirectly, owns or controls more than fifty percent (50%) interest.

2.	Confidential and Trade Secret Information.

2.1	Employee agrees to keep secret and confidential, and not to use or disclose to any third parties, except as directly required for Employee to perform Employee’s employment responsibilities for Company, any of Company’s proprietary Confidential and Trade Secret Information.

2.2	“Confidential and Trade Secret Information” includes any information pertaining to Company’s business which is not generally known in the medical devices and medical equipment industry, such as, but not limited to, trade secrets, know-how, processes, designs, products, documentation, quality control and assurance inspection and test data, production schedules, research and development plans and activities, equipment modifications, product formulae and production and recycling records, standard operating procedure and validation records, drawings, apparatus, tools, techniques, software and computer programs and derivative works, inventions (whether patentable or not), improvements, copyrightable material, business and marketing plans, projections, sales data and reports, confidential evaluations, the confidential use, nonuse and compilation by the Company of technical or business information in the public domain, margins, customers, customer requirements, costs, profitability, sales and marketing strategies, pricing policies, operational methods, strategic plans, training materials, internal financial information, operating and financial data and projections, distribution or sales methods, prices charged by or to Company, inventory lists, sources of supplies, supply lists, lists of current or past employees, mailing lists and information concerning relationships between Company and its employees or customers.

2.3	During Employee’s employment, Employee will not copy, reproduce or otherwise duplicate, record, abstract, summarize or otherwise use, any papers, records, reports, studies, computer printouts, equipment, tools or other property owned by the Company, except as expressly permitted or required for the proper performance of his or her duties on behalf of the Company.

3.	Post-Termination Restrictions.

Employee recognizes that (i) Company has spent substantial money, time and effort over the years in and in developing its Confidential and Trade Secret Information; (ii) Company pays its employees to, among other things, develop and preserve business information, customer goodwill, customer loyalty and customer contacts for and on behalf of Company; and (iii) Company is hereby agreeing to employ and pay Employee based upon Employee’s assurances and promises contained herein not to put himself or herself in a position following Employee’s employment with Company in which the confidentiality of Company’s information might somehow be compromised. Accordingly, Employee agrees that during Employee’s employment with Company, and for a period of two years thereafter, regardless of how Employee’s termination occurs and regardless of whether it is with or without cause, Employee will not, directly or indirectly (whether as owner, partner, consultant, employee or otherwise):

3.1	engage in, assist or have an interest in, enter the employment of, or act as an agent, advisor or consultant for, any person or entity which is engaged, or will be engaged, in the development, manufacture, supplying or sale of a product, process, apparatus, service or development which is competitive with a product, process, apparatus, service or development on which Employee worked or with respect to which Employee has or had access to Confidential or Trade Secret Information while at Company (“Competitive Work”), and which Employee seeks to serve in any market which was being served by Employee at the time of Employee’s termination or was served at any time during Employee’s last six (6) months of employment by Company.

3.2	solicit, call on or in any manner cause or attempt to cause, or provide any Competitive Work to any customer or active prospective customer of the Company with whom Employee dealt, or on whose account he or she worked for which Employee was responsible, or with respect to which Employee was provided or had access to Confidential and Trade Secret Information to divert, terminate, limit, modify or fail to enter into any existing or potential relationship with Company; and

3.3	induce or attempt to induce any Employee, consultant or advisor of Company to accept employment or an affiliation involving Competitive Work.

4.	Acknowledgment Regarding Restrictions.

Employee recognizes and agrees that the restraints contained in Section 3 are reasonable and enforceable in view of Company’s legitimate interests in protecting its Confidential and Trade Secret Information and customer goodwill. Employee understands that the post-employment restrictions contained herein will preclude, for a time, Employee’s employment with competitors of Company in the medical device and medical equipment industry. Employee understands that the restrictions of Section 3 are not limited geographically in view of Company’s nationwide operations and the Confidential and Trade Secret Information and customers to which Employee had access.

5.	Inventions.

5.1	Any and all ideas, inventions, discoveries, patents, patent applications, continuation-in-part patent applications, divisional patent applications, technology, copyrights, derivative works, trademarks, service marks, improvements, trade secrets and the like, which are developed, conceived, created, discovered, learned, produced and/or otherwise generated by Employee, whether individually or otherwise, during the time that Employee is employed by Company, whether or not during working hours, that relate to (i) current and anticipated businesses and/or activities of Company, (ii) Company’s current and anticipated research or development, or (iii) any work performed by Employee for Company, shall be the sole and exclusive property of Company, and Company shall own any and all right, title and interest to such. Employee assigns and agrees to assign to Company any and all right, title and interest in and to any such ideas, inventions, discoveries, patents, patent applications, continuation-in-part patent applications, divisional patent applications, technology, copyrights, derivative works, trademarks, service marks, improvements, trade secrets and the like, whenever requested to do so by Company, at Company’s expense, and Employee agrees to execute any and all applications, assignments or other instruments which Company deems desirable or necessary to protect such interests.

5.2	Paragraph 5.1 shall not apply to any invention for which no equipment, supplies, facilities or Confidential and Trade Secret Information of Company was used and which was developed entirely on Employee’s own time, unless (i) the invention relates to Company’s business or to Company’s actual or demonstrably-anticipated research or development, or (ii) the invention results from any work performed by Employee for Company.

6.	Company Property.

Employee acknowledges that any and all notes, records, sketches, computer diskettes, training materials and other documents relating to the Company obtained by or provided to Employee, or otherwise made, produced or compiled during the course of Employee’s employment with Company regardless of the type of medium in which they are preserved, are the sole and exclusive property of Company and shall be surrendered to Company upon Employee’s termination of employment and on demand at any time by Company.

7.	Non-Waiver of Rights.

Company’s failure to enforce at any time any of the provisions of this Agreement or to require at any time performance by Employee of any of the provisions hereof shall in no way be construed to be a waiver of such provisions or to affect either the validity of this Agreement, or any part hereof, or the right of Company thereafter to enforce each and every provision in accordance with the terms of this Agreement.

8.	Company’s Right to Injunctive Relief.

In the event of a breach or threatened breach of any of Employee’s duties and obligations under the terms and provisions of Sections 2, 3, 5, or 6 hereof, Company shall be entitled, in addition to any other legal or equitable remedies it may have in connection therewith (including any right to damages that may suffer), to temporary, preliminary and permanent injunctive relief restraining such breach or threatened breach. Employee hereby expressly acknowledges that the harm which might result to Company’s business as a result of any noncompliance by Employee with any of the provisions of Sections 2, 3 or 5 would be largely irreparable. Employee specifically agrees that if there is a question as to the enforceability of any of the provisions of Sections 2, 3 or 5 hereof, Employee will not engage in any conduct inconsistent with or contrary to such Sections until after the question has been resolved by a final judgment of a court of competent jurisdiction.

9.	Invalidity of Provisions.

If any provision of this Agreement is adjudicated to be invalid or unenforceable under applicable law in any jurisdiction, the validity or enforceability of the remaining provisions thereof shall be unaffected as to such jurisdiction and such adjudication shall not affect the validity or enforceability of such provisions in any other jurisdiction. To the extent that any provision of this Agreement is adjudicated to be invalid or unenforceable because it is overbroad, that provision shall not be void, but rather shall be limited only to the extent required by applicable law and enforced as to limited. The parties expressly acknowledge and agree that this Section is reasonable in view of the parties’ respective interests.

10.	Employee Representations.

Employee represents that the execution and delivery of the Agreement and Employee’s employment with Company do not violate any previous employment agreement or other contractual obligation of Employee.

11.	Company’s Right to Recover Costs and Fees.

Employee agrees that if Employee breaches or threatens to breach this Agreement, Employee shall be liable for any attorneys’ fees and costs incurred by the Company in enforcing its rights under this Agreement in the event that a court determines that Employee has breached this Agreement or if the Company obtains injunctive relief against the Employee and is successful on the merits of its claim against employee.

12.	Employment at Will.

Employee acknowledges that employee is, and at all times will be, an employee-at-will of Company and nothing contained herein shall be construed to alter or affect such employee-at-will status.

13.	Exit Interview.

To ensure a clear understanding of this Agreement, Employee agrees, at the time of termination of Employee’s employment, to engage in an exit interview with Company at a time and place designated by Company and at Company’s expense. Employee understands and agrees that during said exit interview, Employee may be required to confirm that Employee will comply with Employee’s obligations under Sections 2, 3 and 5 of this Agreement. Company may elect, at its option, to conduct the exit interview by telephone.

14.	Amendments.

No modification, amendment or waiver of any of the provisions of this Agreement shall be effective unless in writing specifically referring hereto, and signed by the parties hereto. This Agreement supersedes all prior agreements and understandings between Employee and Company to the extent that any such agreements or understandings conflict with the terms of this Agreement.

15.	Assignments.

This Agreement shall be freely assignable by Company to, and shall inure to the benefit of, and be binding upon, Company, its successors and assigns and/or any other entity which shall succeed to the business presently being conducted by Company. Being a contract for personal services, neither this Agreement nor any rights hereunder shall be assigned by Employee.

16.	Choice of Forum and Governing Law.

In light of Company’s substantial contacts with the State of Missouri, the parties’ interests in ensuring that disputes regarding the interpretation, validity and enforceability of this Agreement are resolved on a uniform basis, and Company’s execution of, and the making of this Agreement in Missouri, the parties agree that: (i) any litigation involving any noncompliance with or breach of the Agreement, or regarding the interpretation, validity and/or enforceability of the Agreement, shall be filed and conducted exclusively in the state or federal courts in St. Louis County, Missouri; and (ii) the Agreement shall be interpreted in accordance with and governed by the laws of the State of Missouri, with regard for any conflict of law principles.

17.	Headings.

Section headings are provided in this Agreement for convenience only and shall not be deemed to substantively alter the content of such sections.

PLEASE NOTE: BY SIGNING THIS AGREEMENT, EMPLOYEE IS HEREBY CERTIFYING THAT EMPLOYEE (A) HAS RECEIVED A COPY OF THIS AGREEMENT FOR REVIEW AND STUDY BEFORE EXECUTING IT; (B) HAS READ THIS AGREEMENT CAREFULLY BEFORE SIGNING IT; (C) HAS HAD SUFFICIENT OPPORTUNITY BEFORE SIGNING THE AGREEMENT TO ASK ANY QUESTIONS EMPLOYEE HAS ABOUT THE AGREEMENT AND HAS RECEIVED SATISFACTORY ANSWERS TO ALL SUCH QUESTIONS; AND (D) UNDERSTANDS EMPLOYEE’S RIGHTS AND OBLIGATIONS UNDER THE AGREEMENT.

IN WITNESS WHEREOF, the parties hereof have caused this Agreement to be executed as of the day and year first above written.

Employee	Stereotaxis, Inc.

/s/ Lou Ruggiero	/s/ David Giffin
Lou Ruggiero	David Giffin, Vice President, Human Resources